Filed with the Securities and Exchange Commission on October 19, 2006

Registration No.: 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

VIDEO DISPLAY CORPORATION

(Exact name of Registrant as specified in its charter)

Georgia	58-1217564
(State or other jurisdiction	(I.R.S. Employer Identification No.)
of incorporation or organization)

1868 Tucker Industrial Drive

Tucker, Georgia 30084

(Address of Principal Executive Offices)

VIDEO DISPLAY CORPORATION

2006 STOCK INCENTIVE PLAN (THE “PLAN”)

(Full Title of the Plan)

Agent for Service:	With Copies to:
David S. Cooper, Esq.	Ronald D. Ordway and
Gambrell & Stolz, LLP	Michael D. Boyd
Suite 1600,	Video Display Corporation
3414 Peachtree Road	1868 Tucker Industrial Drive
Atlanta, Georgia 30308	Tucker, Georgia 30084

Telephone Number of Agent for Service: 404/577-6000

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share (1)	Proposed Maximum Aggregate Offering Price of Shares (2)	Amount of Registration Fee(3)

Common Shares, No Par Value	600,000 Shs	$7.52	$4,512,000	$482.78

(1)   Based upon the average of the high and low prices of the Common Shares reported on the Nasdaq National Market on
October 13, 2006.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h).

(3)   Amount of the registration fee was calculated pursuant to Section 6(b) of the Securities Act, and was determined by multiplying the proposed maximum aggregate offering price by 0.000107.

PART I.

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item. 1.                                                          Plan Information.

The information required by Item 1 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

Item 2.                                                             Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 is included in documents sent or given to participants in the plan covered by this Registration Statement pursuant to Rule 428(b)(1) of the Securities Act.

PART II.

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                                                             Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Securities and Exchange Commission (the “Commission”) are hereby incorporated by reference:

(a)                                  The Registrant’s Annual Report filed on Form 10-K for the fiscal year ended February 28, 2006;

(b)                                 All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 since April 30, 2006; and

(c)                                  The description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission on March 31, 1985, including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents.

Item 4.                                                             Description of Securities.

Not applicable.

Item 5.                                                             Interests of Named Experts and Counsel.

Not Applicable

Item 6.                                                             Indemnification of Directors and Officers.

The following summary is qualified in its entirety by reference to the complete text of the statute, Articles of Incorporation and agreements referred to below.

The Company’s Articles of Incorporation (the “Articles”) provide that a director shall not be personally liable to the Company or its stockholders for monetary damages for breach of his duty of care or other duty as a director; provided that the provisions eliminate or limit liability of a director only to the maximum extent permitted from time to time by the Georgia Business Corporation Code or any successor law or laws.

The Company’s Bylaws provide that the Company shall indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending, or completed action, suit of proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, such person had no reasonable cause to believe such person’s conduct was unlawful. The Company’s Bylaws also provide that the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that such person is or was a director or officer of the Company, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, unless such person shall have been adjudged to be liable for negligence or misconduct in the performance of such person’s duty to the Company.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions of the Georgia Business Corporation Code and the Company’s Articles of Incorporation and By- Laws, the Company has been informed that indemnification is considered by the Securities and Exchange Commission to be against public policy and therefore unenforceable.

Item 7.                                                             Exemption from Registration Claimed.

Not applicable.

Item 8.                                                             Exhibits.

Exhibit Number	Description

4.1	2006 Stock Incentive Plan

5.1	Opinion of Counsel Regarding Legality

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm

23.3	Consent of Counsel (included in Exhibit 5.1)

24.1	Power of Attorney (included on page 6)

Item 9.                                                             Undertakings.

(a)                                  The undersigned Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

(i)            To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the  purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant. Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Atlanta, State of Georgia, on October 19, 2006.

VIDEO DISPLAY CORPORATION

By:	/s/ Ronald D. Ordway, Chief Executive Officer
Ronald D. Ordway, Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Ronald D. Ordway and Michael D. Boyd, or either of them, his attorney-in-fact, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or his substitute, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ Ronald D. Ordway	Chief Executive Officer	October 19, 2006
Ronald D. Ordway	and Chairman

/s/ Ervin Kuczogi	Director	October 19, 2006
Ervin Kuczogi

/s/ Peter Frend	Director	October 19, 2006
Peter Frend

/s/ Carolyn C. Howard	Director	October 19, 2006
Carolyn C. Howard

/s/ Ernest J. Thibeault, III	Director	October 19, 2006
Ernest J. Thibeault, III

/s/ Michael D. Boyd	Chief Financial Officer	October 19, 2006
Michael D. Boyd

EXHIBIT INDEX

Exhibit No.	Description of Exhibits

4.1	2006 Stock Incentive Plan

5.1	Opinion of Counsel Regarding Legality

23.1	Consent of Independent Registered Public Accounting Firm

23.2	Consent of Independent Registered Public Accounting Firm